EXHIBIT 10.1

                            Shell Capital Letterhead





August 13, 2001

Mr. Michael B. Young
Treasurer
Chaparral Resources, Inc.
16945 Northchase Drive
Suite 1620
Houston, Texas 77060

Re:  Waiver of Default

Dear Michael:

By letter dated August 9, 2001, Chaparral Resources, Inc. ("Chaparral") advised us that KKM has failed to pay trade payables in an amount of $151,764 for an excess of 90 days. Under Section 17.4(a) of the Loan Agreement dated November 1, 1999, as amended May 31, 2001, among Chaparral Resources, Inc., as Borrower, Central Asian Petroleum (Guernsey) Limited, Central Asian Petroleum, Inc. and Closed Type JSC Karakudukmunay as Co-Obligors, Shell Capital Services Limited, as Arranger, Facility Agent and Modeller, Shell Capital Inc. as Bridge Lender, and the Lenders listed therein, the failure to timely pay such obligations is an event of default. Shell Capital Inc. hereby confirms that it will forego exercising its rights arising from such default through September 30, 2001.

You also advised that Chaparral's common stock was delisted from NASDAQ trading on August 9, 2001. Such delisting is a violation of Section 16.1(b) of the Loan Agreement. Shell Capital hereby confirms that it will forego exercising its rights arising from such default.

These waivers shall immediately terminate upon the occurrence of any further or other event of default under the Loan Agreement. For the avoidance of doubt, these waivers do not constitute any actual or implied waiver of any right or remedy of the Finance Parties (as defined in the amended Loan Agreement) that may arise upon any further or other event of default under the Loan Agreement.

Regards,

/s/ Michael Keener
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Michael Keener
Director, Business Development
Shell Capital Inc.